UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

November 18, 2013

Date of Report (Date of earliest event reported)

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

NEVADA	000-52089	36-4528166
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Suite B14402

Cambridge, Massachusetts 02139

(Address of Principal Executive Offices) (Zip Code)

(617) 863-5500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On November 18, 2013, InVivo Therapeutics Holdings Corp. (the “Company”) posted the following on its website at www.invivotherapeutics.com:

InVivo responds to November 17, 2013 Boston Globe article

On November 17, 2013, the Boston Globe published an article in which the author referenced the Company losing “$33 million over the last nine months”. While the GAAP reported net loss for the nine months ended September 30th, 2013 was approximately $33,049,000, it includes non-cash losses from the modification of warrants and derivatives totaling ($19,636,000) reflecting changes in the fair value of the derivative warrant liability as referenced in our November 7, 2013 press release.1 Thus, the Company believes the ($13,413,000) pro forma net loss for these nine months is the more appropriate and representative figure to use when assessing our recent performance.

[1]	Pro forma net loss is a non-GAAP measure. The Company believes that this non-GAAP measure is useful as an additional means for investors to evaluate the Company’s operating results, when reviewed in conjunction with the Company’s GAAP financial statements. The Company believes the inclusion of this measure allows investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful and consistent manner. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the measure “pro forma net loss” may not be comparable to similar measures used by other companies. See table below for a reconciliation of non-GAAP pro forma net loss to net loss derived in accordance with GAAP.

Nine Month Ended September 30, 2013

Pro forma net loss	$(13,412,544)
Derivative gain (loss) and modification of warrants	(19,636,098)

Reported GAAP net income (loss)	$(33,048,642)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVO THERAPEUTICS HOLDINGS CORP.

Date: November 18, 2013	By:	/s/ Michael J. Astrue
Michael J. Astrue
Interim Chief Executive Officer